Exhibit 10.30

EXECUTIVE SEVERANCE AGREEMENT

September 9, 2004

Dear Peter Bello,

Based on your current position with Entrust, Inc. and Cygnacom Solutions, Inc. (collectively the “Company”), you, are eligible for certain executive severance benefits approved by the Entrust’s Board of Directors at its July 30,2004 meeting and described in this Executive Severance Agreement (“Agreement”).

The proposed severance arrangement would provide you with severance benefits in the event that you experience an Involuntary Termination (as defined below) of employment with Entrust and Cygnacom Solutions, Inc. The arrangement is intended to reduce uncertainty over severance treatment in the event of an Involuntary Termination and to create an incentive for you to continue to focus on leading and executing our business plan.

Subject to the terms described below, if you experience an Involuntary Termination of your employment with the Company, you will be entitled to continuation of your then-current base salary for eight (8) months (the “Severance Period”). During the Severance Period, you will also remain eligible to participate in any Entrust-provided benefit plans and programs in which you participated prior to separation under the terms of the controlling plans, programs or policies. However, you will not be eligible for any bonuses during the Severance Period, unless the bonuses were accrued and payable prior to the date of an Involuntary Termination, nor will you be eligible for salary increases, new stock option grants, or continued accrual of vacation or sick leave during the Severance Period. Any currently held stock options will continue to vest during the Severance Period. Salary and bonus payments during the Severance Period will be made less appropriate deductions and withholdings and will be paid in according with the Company’s normal payroll practices. Benefit continuation will be subject to the terms and employee contributions rates generally applicable under the controlling plan, program, or policy.

For purposes of your right to severance benefits, an Involuntary Termination shall mean termination of your employment by Entrust without “Cause” or by means of a “Constructive Dismissal”. For purposes of this Agreement, “Cause” shall mean: (i) willful misconduct or gross negligence in carrying out your assigned duties; (ii) knowing violation of any reasonable rule, direction, or policy of the Company, its President, or its Board; (iii) any act of misappropriation, embezzlement, intentional fraud, or similar conduct involving the Company; (iv) conviction or a plea of nolo contendere or the equivalent to a felony; (v) failure to comply with all material applicable laws and regulations in performing your duties and responsibilities for the Company; and (vi) abuse of alcohol or of any controlled substance. For purposes of this Agreement, “Constructive Dismissal” shall mean: (i) a material reduction in your base salary, other than in proportion to a general reduction of every officer’s base salary; or (ii) your relocation to a facility or location more than fifty (50) miles from your then-current location without your express written consent. For the avoidance of any doubt, if you remain employed in any capacity with either Entrust, Inc. or Cygnacom Solutions, Inc. then you will not have experienced an Involuntary Termination.

Except as expressly provided for herein, this Agreement does not change the terms, conditions, or status of your employment as they existed prior to the execution of this Agreement. The terms, conditions, and status of your employment cannot be changed by any statement, promise, policy, or course of conduct other than a written agreement jointly signed by the Chief Executive Officer of Entrust and by an authorized signatory of Cygnacom Solutions, Inc. (other than yourself).

Eligibility for benefits under this Agreement is contingent upon: (i) timely signing and returning this Agreement; (ii) timely signing and returning the enclosed Executive Confidentiality, Non-Solicitation, Non-Competition, Intellectual Property Rights, and Code Of Conduct Agreement (the “Code of Conduct Agreement”); (iii) in the event of an Involuntary Termination, timely signing and returning a standard severance agreement and release provided at that time by the Company. Moreover, you agree that if at any time during the severance period Entrust reasonably determines that you have violated the terms of the Code of Conduct Agreement, Entrust may halt any and all further payments thereafter.

Nothing in this Agreement alters your rights, as an officer of Entrust, to accelerated vesting of all outstanding options granted during the period of your appointment as an officer in the event of an “Acquisition Event” as further explained in the controlling stock option agreement or agreements.

If accepted by you, the terms of this Agreement will supercede the terms of any and all prior agreements you may have with the Company with respect to retention or severance rights. Accordingly, in the event of any conflict, the terms of this Agreement shall govern. Any questions you may have regarding this Agreement or the Program should be directed to the Chief Executive Officer or the Vice President of Human Relations of Entrust.

Entrust, Inc.	Cygnacom Solutions, Inc.

/s/ James D. Kendry	/s/ David J. Wagner
James D. Kendry	David Wagner
Vice President, Chief Governance Officer	Treasurer and Director, Cygnacom Solutions, Inc.

I have read the foregoing Executive Severance Agreement, I understand its terms, and I accept and agree to those terms this 11th day of November, 2004.

/s/ Peter J. Bello
Peter Bello

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